Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2/A Amendment No. 3 of Blue Penguin Enterprises Inc, of our report dated September 4, 2007 on our audit of the financial statements of Blue Penguin Enterprises Inc as of August 31, 2007, and the related statements of operations, stockholders' equity and cash flows from inception August 10, 2007 through August 31, 2007 for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
January 29, 2008




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7499 Fax (702) 253-7501